DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), JUNE 30, 1997 AND DECEMBER 31, 1996

                               June 30,          December 31,
                                 1997                1996
ASSETS

CASH AND CASH EQUIVALENTS     $  612,676         $  560,121
PROPERTY                       4,095,770          4,305,379
OTHER ASSETS                     101,069             38,342

TOTAL                         $4,809,515         $4,903,842

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                     $364,277           $376,941

PARTNERS' EQUITY:
General Partners                 (48,834)           (48,017)
Limited Partners               4,494,071          4,574,918
     Total partners' equity    4,445,238          4,526,901

TOTAL                         $4,809,515         $4,903,842

See accompanying notes to financial statements (unaudited).


STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND 1996

                                June 30,           June 30,
                                  1997               1996
REVENUES:
Rental Income                   $627,006           $621,173
Interest                           3,783              4,876
     Total revenue               630,789            626,049

EXPENSES:
Operating Expenses               336,810            307,844
General and Administrative        64,175             47,106
     Total expenses              400,985            354,950

NET INCOME                      $229,804           $271,099

AGGREGATE NET INCOME ALLOCATED TO :
    Limited partners            $227,506           $268,388
    General partners               2,298              2,711
TOTAL                           $229,804           $271,099
NET INCOME PER
   LIMITED PARTNERSHIP UNIT       $ 9.58             $11.30

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                23,753             23,753

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996


                                 June 30,            June 30,
                                   1997                1996

REVENUES:
Rental Income                  $1,240,247          $1,243,397
Interest                            7,038               7,700

Total revenues                  1,247,285           1,251,097

EXPENSES:
Operating Expenses                653,411             602,953
General and administrative        135,696             122,894

Total expenses                    789,107             725,847

NET INCOME                       $458,178            $525,250

AGGREGATE NET INCOME
ALLOCATED TO:
 Limited Partners                $453,596            $519,998
 General Partners                   4,581               5,253

TOTAL                            $458,178            $525,250

NET INCOME PER LIMITED
 PARTNERSHIP UNIT                  $19.10              $21.89

LIMITED PARTNERSHIP UNITS
 USED IN PER UNIT CALCULATION      23,753              23,753

See accompanying notes to financial statements (unaudited).




STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND 1996

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL


EQUITY AT DECEMBER 31, 1995     ($44,075)     $4,965,085   $4,921,010

NET INCOME                         5,253         519,998      525,250
DISTRIBUTIONS                     (5,398)       (534,443)    (539,841)

EQUITY AT JUNE 30, 1996         ($44,221)     $4,950,640   $4,906,419

EQUITY AT DECEMBER 31, 1996     ($48,017)     $4,574,918   $4,526,901

NET INCOME                         4,581         453,596      458,178
DISTRIBUTIONS                     (5,398)       (534,443)    (539,841)

EQUITY AT JUNE 30, 1997         ($48,834)     $4,494,071   $4,445,238


See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND 1996

                                      June 30,          June 30,
                                        1997              1996

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 458,178        $ 525,250
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        209,610          207,396
  Changes in assets and liabilities:
     Increase in other assets            (62,727)         (80,850)
    (Decrease) Increase in liabilities   (12,665)           2,638
Net cash provided by operating
  activities                             592,396          654,434

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners          (539,841)        (539,841)


NET INCREASE IN CASH AND
 CASH EQUIVALENTS                         52,555          114,593

CASH AND CASH EQUIVALENTS:
At beginning of period                   560,121          506,933
At end of period                       $ 612,676        $ 621,526

See accompanying notes to financial statements (unaudited).


DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund VI (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 23,753 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of June 30, 1997, and for the periods ended June 30, 1997 and 1996, is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 20 years. The total cost of property and accumulated depreciation at June 30, 1997, is as follows:

        Land                             $ 1,759,000
        Buildings                          8,364,514
        Furniture and Equipment               35,185
        Total                             10,158,699
        Less: Accumulated Depreciation   ( 6,062,929)
        Property - Net                   $ 4,095,770


3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.